Exhibit 99

Contact:

Susan M. Kenney

direct phone:  803.748.2374

Vice President, Marketing and Sales

fax:  803.748.8420

email: susan.kenney@seibels.com

THE SEIBELS BRUCE GROUP, INC ANNOUNCES

WITHDRAWAL FROM LETTER OF INTENT

TO SELL FLOOD INSURANCE BUSINESS

Columbia, South Carolina — 02 October 2002 — The Seibels Bruce Group, Inc. (OTC Bulletin Board:  SBIG) today announced that the previously announced letter of intent to transfer its flood insurance servicing rights to Selective Insurance Company of America has been mutually terminated due to lack of regulatory approval.

Seibels Bruce will continue to pursue a sale of its flood insurance business to another Write Your Own insurance company.  Seibels Bruce wrote $44.7 million and $22.5 of flood insurance through the National Flood Insurance Program for the year ended December 31, 2001 and the six months ended June 30, 2002, respectively.

The Seibels Bruce Group, Inc., headquartered in Columbia, South Carolina, is a holding company for four property and casualty insurance companies that offer commercial and nonstandard automobile insurance. In addition, Seibels Bruce offers claim administration services to insurance companies and other businesses through Insurance Network Services, Inc; flood zone determination and related services through America’s Flood Services, Inc.; and managing general agency services through Seibels, Bruce & Company. Additional information about Seibels Bruce can be found online at www.seibels.com.

Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include, but are not limited to, the ability to consummate proposed transactions and other uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. Such forward-looking statements speak only as of the date of this press release. Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

###